EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CSG Appoints Technology Executive Greg Conley to Board of Directors

DENVER, November 1, 2021 – CSG® (NASDAQ: CSGS) is adding technology executive Greg Conley to its board of directors. Effective October 29, 2021, Conley’s appointment as a class I director and member of the compensation committee adds additional depth to the board to support the company’s refreshed growth ambitions.

“Greg will make a fantastic addition to the CSG board,” said Don Reed, chair of the board of directors, CSG. “With more than 30 years of experience in global leadership roles in the technology and software industries, Greg will bring a wealth of knowledge and expertise to CSG’s well-balanced board of directors. We continue to take board refreshment seriously and strive to achieve a healthy balance of new, diverse and experienced board members who will provide excellent stewardship and leadership for CSG and its stakeholders.”

“I couldn’t be more excited to bring my experiences and expertise to CSG’s board,” said Conley. “CSG’s growth ambitions have been re-energized under the leadership of the management team led by chief executive officer Brian Shepherd. I’m thrilled to join the company at such a transformative time.”

Mr. Conley currently serves as a board member of TTEC holdings (Nasdaq: TTEC), where he is the Chair of the Audit Committee and a member of the Compensation Committee, and is a board member of Travelport, a travel technology company. Mr. Conley brings over 30 years of experience in the technology and software industries having served as CEO of Aha! Software, a privately held predictive analytics and cloud computing company, as CEO of Odyssey Group, a Switzerland-based technology services and software company, and as CEO of Verio, a leading global provider of hosting and network services. Prior to these roles, Mr. Conley was the global general manager of e-markets and global general manager of travel and transportation industries at IBM (NYSE: IBM).

Mr. Conley holds a J.D. from Georgetown University and a B.S. in electrical engineering from Purdue University.

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About CSG

CSG is a leader in innovative customer engagement, revenue management and payments solutions that make ordinary customer experiences extraordinary. Our cloud-first architecture and customer-obsessed mindset help companies around the world launch new digital services, expand into new markets, and create dynamic experiences that capture new customers and build brand loyalty. For nearly 40 years, CSG’s technologies and people have helped some of the world’s most recognizable brands solve their toughest business challenges and evolve to meet the demands of today’s digital economy with future-ready solutions that drive exceptional customer experiences. With 5,000 employees in over 20 countries, CSG is the trusted technology provider for leading global brands in telecommunications, retail, financial services and healthcare. Our solutions deliver real world outcomes to more than 900 customers in over 120 countries. To learn more, visit us at csgi.com and connect with us on LinkedIn and Twitter.

Copyright © 2021 CSG Systems International, Inc. and/or its affiliates (“CSG”). All rights reserved. CSG® is a registered trademark of CSG Systems International, Inc. All third-party trademarks, service marks, and/or product names which are referenced in this document are the property of their respective owners, and all rights therein are reserved.

Contact:

John Rea

Investor Relations

CSG

+1 (210) 687 4409

john.rea@csgi.com